                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                               NEWS RELEASE
--------------------------------------------------------------------------------

                             CONTACT: JOSEPH C. HORVATH, CHIEF FINANCIAL OFFICER
                                                     717-264-7161 EXTENSION 4465

            TB WOOD'S ANNOUNCES THE APPOINTMENT OF THOMAS C. FOLEY TO CHAIRMAN OF THE BOARD AND MICHAEL ZIMMERMAN TO DIRECTOR

Chambersburg, PA, February 16, 2006--- TB Wood's Corporation (NASDAQ: TBWC), a leading designer, manufacturer and marketer of electronic and mechanical power transmission products, announced today that Thomas C. Foley, a Director of the Company, was elected by the Board of Directors to serve as Chairman. James R. Swenson, the former Chairman, will remain as a Director of the Company. Mr. Foley held the Chairman position prior to taking a leave of absence in 2003 to serve as the Director of Private Sector Development for the Coalition Provisional Authority (CPA) in Iraq. He returned to the Company as a Director in April 2004.

The company also announced that Michael Zimmerman was appointed as an independent Director of the Company and has been nominated for election as a Second Class Director at this year's Annual Shareholders Meeting. Mr. Zimmerman's appointment as an independent Director on the Board, as well as on the Audit and Compensation Committees, brings the Company into compliance with Nasdaq marketplace Rule 4350. The Company had been out of compliance with this rule since July 2005 when Director Craig Stapleton resigned to become US Ambassador to France.

Mr. Zimmerman, 52, is President of Tower Capital, L.L.C. He was a Managing Director in Investment Banking at Citigroup and its two predecessor companies, Salomon, Smith Barney, Inc. and Salomon Brothers, Inc., from 1994 to 2003. Prior to joining Salomon Brothers, Mr. Zimmerman was a Managing Director in Investment Banking at CS First Boston where he was employed from 1977 to 1994. Mr. Zimmerman received his MBA from Columbia Graduate School of Business in 1977 and his BA from the University of North Carolina at Chapel Hill in 1975.

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various Company documents filed with the SEC.